Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T617 252-7999 F 617 252-7550
www.vcel.com

Vericel Corporation Names Three New Board Members

CAMBRIDGE, Mass., JANUARY 7, 2015 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today announced the appointment of three new members to the company’s board of directors: Steven C. Gilman, Ph.D., executive vice president and chief scientific officer of Cubist Pharmaceuticals; Kevin F. McLaughlin, senior vice president and chief financial officer of Acceleron Pharma; and Paul Wotton, Ph.D., president and chief executive officer of Ocata Therapeutics.

“The appointment of these distinguished pharmaceutical executives to Vericel’s board of directors represents another important step forward in the growth and evolution of our company,” said Nick Colangelo, Vericel’s president and CEO.  “Our new board members bring deep expertise in research and clinical development, corporate finance and business development to Vericel and their experience in acquiring, developing and commercializing innovative therapies will be enormously valuable to our company.”

“The Vericel board of directors conducted a comprehensive search to identify individuals who would further strengthen our board’s extensive experience and capabilities, and we are delighted to have these three outstanding individuals join our board,” said Robert L. Zerbe, M.D., Vericel’s chairman of the board.  “I am confident that Steve, Kevin and Paul will make important contributions to our company as we continue to grow our business in the years ahead.”

Steven C. Gilman, Ph.D.

Prior to joining Cubist, Dr. Gilman served as chairman and CEO of ActivBiotics, a privately held biopharmaceutical company.  Previously, Dr. Gilman worked at Millennium Pharmaceuticals where he held a number of senior leadership roles including vice president and general manager, inflammation, where he was responsible for all aspects of the inflammation business from early gene discovery to product commercialization.  Prior to Millennium, he was group director at Pfizer Global Research and Development, where he was responsible for drug discovery of novel antibacterial agents as well as several other therapeutic areas.

Kevin F. McLaughlin

Before joining Acceleron in November 2010, Mr. McLaughlin served as senior vice president and chief financial officer of Qteros, Inc., a cellulosic biofuels company.  He was a co-founder of Aptius Education, Inc., where he was chief operating officer and a director, and spent more than a decade in senior management positions at PRAECIS Pharmaceuticals, Inc., including CFO, COO and ultimately president, CEO and a director, in which capacity he was responsible for negotiating the sale of the company to GlaxoSmithKline.

Paul Wotton, Ph.D.

Prior to joining Ocata in 2014, Dr. Wotton served as president and CEO of Antares Pharma Inc., CEO of Topigen Pharmaceuticals and global head of business development of SkyePharma PLC. Earlier in his career he held senior level positions at Eurand International BV, Penwest Pharmaceuticals, Abbott Laboratories and Merck, Sharp and Dohme.  Dr. Wotton is past chairman of the Emerging Companies Advisory Board of BIOTEC Canada and a recipient of the New Jersey 2014 EY Entrepreneur of the Year in Life Sciences award from Ernst & Young.

About Vericel Corporation

Vericel Corporation (formerly Aastrom Biosciences, Inc.) is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions.  The company markets two autologous cell therapy products in the United States: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30 percent of total body surface area.  Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy.  For more information, please visit the company’s website at www.vcel.com.

The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations often, but not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues, market demand for our products, and our ability to supply or meet customer demand for our products.  These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2014, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922